UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

KEMET Corporation

Notice of
2006 Annual Meeting
of Stockholders
and
Proxy Statement

Meeting Date
July 26, 2006

Your vote is important. Please mark, date and sign the enclosed proxy card and promptly return it in the enclosed envelope.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

June 26, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders which will be held on Wednesday, July 26, 2006, at 10:30 a.m., local time, at the Palmetto Expo Center, One Exposition Avenue, Greenville, South Carolina 29607.

The notice of meeting, proxy statement and proxy are included with this letter. The matters listed in the notice of meeting are more fully described in the proxy statement.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

Frank G. Brandenberg
Chairman of the Board of Directors

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2006 annual meeting of stockholders (the “Annual Meeting”) of KEMET Corporation (the “Corporation”) will be held on Wednesday, July 26, 2006, at 10:30 a.m., local time, at the Palmetto Expo Center, One Exposition Avenue, Greenville, South Carolina 29607, to consider and take action with respect to the following matters:

1)              The election of two directors, each for a three-year term or until his successor is duly elected and qualified.

2)              The election of one director for a one-year term or until his successor is duly elected and qualified.

3)              The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending March 31, 2007.

4)              The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Holders of record of the Corporation’s Common Stock at the close of business on June 9, 2006, are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,

Michael W. Boone
Secretary

June 26, 2006

Whether or not you plan to attend the meeting in person and regardless of the number of shares you own, please mark, sign and date the enclosed proxy and mail it promptly in the envelope provided to ensure that your shares will be represented. You may nevertheless vote in person if you attend the Annual Meeting. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

PROXY STATEMENT

2006 Annual Meeting of Stockholders
July 26, 2006

This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of KEMET Corporation (the “Corporation”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board of Directors” or “Board”) for the 2006 annual meeting of stockholders (the “Annual Meeting”) to be held on July 26, 2006, at the Palmetto Expo Center, One Exposition Avenue, Greenville, South Carolina 29607, and at any adjournments or postponements thereof.

This proxy statement, the enclosed proxy and the Corporation’s 2006 annual report to stockholders (“Annual Report”) are being mailed on or about June 26, 2006 to holders of record of Common Stock at the close of business on June  9, 2006.

When you sign and return the enclosed proxy, the individuals identified as proxies thereon will vote the shares represented by the proxy in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of the directors described herein, FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending March 31, 2007 and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation’s management.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 9, 2006, the record date, there were 86,998,332 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker “non-votes” are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

PROPOSAL TO ELECT THREE DIRECTORS

The Corporation’s Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution. The Corporation currently has seven directors: Gurminder S. Bedi, Frank G. Brandenberg, Maureen E. Grzelakowski, Per-Olof Loof, E. Erwin Maddrey, II, Joseph D. Swann and Charles E. Volpe.

The Board of Directors is currently comprised of seven directors divided into three classes (Messrs. Bedi, Loof and Volpe 2006; Ms. Grzelakowski and Mr. Swann 2007; Messrs. Brandenberg and Maddrey 2008). The term of each class expires in different years. The nominees for election to the Board of Directors this year are Gurminder S. Bedi, who is currently a director of the Corporation, and Per-Olof Loof, who is currently the Chief Executive Officer and a director of the Corporation, and each of whom has been nominated to serve for a three-year term or until his successor is duly elected and qualified. In addition, the Board of Directors engaged the services of a third-party executive search firm to identify candidates for a new Board member in fiscal year 2006. The search culminated with the nomination of Mr. Robert G. Paul, who is not currently a director of the Corporation, to serve for a one-year term or until his successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors. Mr. Volpe is retiring from the Board of Directors at the end of his current term in July 2006.

The directors will be elected at the Annual Meeting by a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.

The following sets forth information as to each continuing director and each nominee for director, including age, as of June 26, 2006, principal occupation and employment during the past five years, directorships in other companies and period of service as a director of the Corporation.

The Board of Directors recommends a vote “FOR” the election of Mr. Bedi and the re-election of Mr. Loof to the Board of Directors, each to serve for a three-year term or until his successor is duly elected and qualified. The Board of Directors recommends a vote “FOR” the election of Mr. Paul to the Board of Directors to serve for a one-year term or until his successor is duly elected and qualified.

Nominees for Board of Directors

Gurminder S. Bedi, 58, Director, was named such in May 2006. Mr. Bedi served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served as Vehicle Line Director at Ford Motor Company from October 1996 through October 1998 and in a variety of other managerial positions at Ford for more than thirty years. He currently serves on the board of directors of Compuware Corporation. He earned a Bachelor of Science degree in Mechanical Engineering from George Washington University and a Masters of Business Administration degree from the University of Detroit.

Per-Olof Loof, 55, Chief Executive Officer and Director, was named such in April 2005. Mr. Loof was previously the Managing Partner of QuanStar Group LLC, a management consulting firm. Prior thereto, he served as Chief Executive Officer of Sensormatic Electronics Corporation and in various management roles with Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Mr. Loof serves as a board member of Global Options Inc., and Devcon International Corporation. He received a “civilekonom examen” degree in economics and business administration from the Stockholm School of Economics.

Robert G. Paul, 64, is the retired President of the Base Station Subsystems Group of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems. From 1991 through July 2003, he was President and CEO of Allen Telecom Inc. which was acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer. He currently serves on the board of directors of Rogers Corporation. He earned a Bachelor of Science degree in Mechanical Engineering from the University of Wisconsin-Madison and a Masters of Business Administration degree from Stanford University.

Continuing Directors

Frank G. Brandenberg, 59, Chairman of the Board of Directors and Director, was named Chairman in March 2005 and a Director in October 2003. Before his retirement in 2003, Mr. Brandenberg was a Corporate Vice President and Sector President of Northrop Grumman Corporation. Prior to joining Northrop, he previously spent 28 years at Unisys where his last position was Corporate Vice President and President, Client/Server Systems, and then later served as the President and Chief Executive Officer of EA Industries, Inc. He received a Bachelor of Science degree in Industrial Engineering and a Masters of Science degree in Operations Research from Wayne State University and completed the Program for Management Development at the Harvard Business School.

Maureen E. Grzelakowski, 52, Director, was named such in November 2004. Ms. Grzelakowski is a technology industry consultant and is a senior advisor to Investor Growth Capital. Ms. Grzelakowski previously held management positions with AT&T and Motorola, and was most recently the Senior Vice President responsible for Wireless Activity at Dell Computer Co. Ms. Grzelakowski serves as a board member of Broadcom Corporation and Vallent Corporation. She received a Masters of Science degree in Computer Science, a Masters of Business Administration degree and a Bachelor of Science degree in computer science/electrical engineering from Northwestern University.

E. Erwin Maddrey, II, 65, Director, was named such in May 1992. Mr. Maddrey is President of Maddrey and Associates. Mr. Maddrey was President, Chief Executive Officer, and a Director of Delta Woodside Industries, a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer, and Director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors for Blue Cross/Blue Shield of South Carolina; Delta Woodside Industries, Inc.; Delta Apparel Company; and Renfro Corp.

Joseph D. Swann, 64, Director, was named such in October 2003. Mr. Swann is the President of Rockwell Automation Power Systems and a Senior Vice President of Rockwell Automation. Mr. Swann also serves on the board of directors for Velocys Corporation and Axiom Automotive Technologies. He earned a Bachelor of Science degree in Ceramic Engineering from Clemson University and a Masters of Business Administration degree from Case Western Reserve University.

Retiring Director

Charles E. Volpe, 68, Director, was named such in December 1990. Prior to his retirement from KEMET Corporation in March 1996, Mr. Volpe served as President and Chief Operating Officer (October 1995—March 1996), Executive Vice President and Chief Operating Officer (October 1992—October 1995), Executive Vice President (December 1990—October 1992), and Executive Vice President and Director of KEMET Electronics Corporation (April 1987—December 1990). Between August 1966 and April 1987, he served in a number of capacities with the KEMET capacitor business of Union Carbide, most recently as General Manager. Mr. Volpe will be retiring from the Board of Directors at the end of his current term in July 2006.

There are no family relationships among the foregoing persons.

Information about the Board of Directors

The Board of Directors held fourteen meetings (exclusive of committee meetings) during the preceding fiscal year. Each current director attended at least 75% of the number of meetings (that they were eligible to attend) held during the preceding fiscal year of the Board of Directors and all committees on which such director served. A total of six of six directors were in attendance at the 2005 Annual Meeting of Stockholders. In accordance with the Corporation’s Corporate Governance Guidelines, Frank G. Brandenberg, as Chairman of the Nominating and Corporate Governance Committee, presided over all regularly scheduled executive sessions of the non-management directors of the Corporation. On May 3, 2006, Ms. Grzelakowski was appointed as the new Chairperson of the Nominating and Corporate Governance Committee, and as such will preside over all regularly scheduled executive sessions of the non-management directors of the Corporation until her successor is named. The Board of Directors has established the following committees, the functions and current members of which are noted below.

Audit Committee.   The Audit Committee of the Board of Directors currently consists of the following independent, non-management directors: Messrs. Maddrey (Chairman of the Audit Committee) and Bedi and Ms. Grzelakowski. Mr. Maddrey is KEMET’s “Audit Committee Financial Expert;” however, Mr. Bedi and Ms. Grzelakowski both have prior financial statement experience. Mr. Maddrey and Ms. Grzelakowski have served on audit committees with other companies. (Upon the election of Mr. Paul as a member of the Board of Directors of the Corporation, he will be requested to join the Audit Committee. Mr. Paul has prior financial statement experience, and has served on the audit committees of other companies.) The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management’s response to those comments and reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors. The Audit Committee met six times during the preceding fiscal year. Mr. Maddrey is the “audit committee financial expert” serving on the Audit Committee within the meaning of the Securities and Exchange Commission (the “SEC”) rules and regulations. All members of the Audit Committee, including Mr. Paul, are independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the listing rules of the New York Stock Exchange.

Compensation Committee.   The Compensation Committee of the Board of Directors currently consists of Messrs. Swann (Chairman of Compensation Committee), Bedi and Volpe. (Upon election of Mr. Paul as a member of the Board of Directors of the Corporation, he will be requested to join the Compensation Committee.)  All members of the Compensation Committee, including Mr. Paul, are independent within the meaning of the listing rules of the New York Stock Exchange. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. The Compensation Committee met four times during the preceding fiscal year.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee currently consists of Ms. Grzelakowski (Chairperson of the Nominating and Corporate Governance Committee) and Messrs. Maddrey and Swann, all of whom are independent, as independence is defined in the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee is authorized to review the Corporation’s governance practices, including the composition of the Board, and to make recommendations to the Board concerning nominees for election as directors, including nominees recommended by shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Corporate Governance

Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations. The Nominating and Corporate Governance Committee met three times during the preceding fiscal year.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it may engage a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against certain standards and qualifications. The Nominating and Corporate Governance Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation’s stockholders. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for diversity, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee determines the nominees who it will recommend to the Board.

Director Independence.   The Board undertook its annual review of director independence in June 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Corporation and its management within the meaning of the SEC rules and regulations, with the exception of Mr. Per-Olof Loof, who is considered to be a non-independent director because he is a member of the Corporation’s management.

Compensation of Directors

Effective as of April 1, 2005, the Chairman of the Board of Directors is paid an annual director’s fee of $50,000, of which $25,000 is paid in cash and $25,000 is paid through the issuance of restricted stock. Effective as of April 1, 2005, each director (other than the Chairman and any director that is employed by the Corporation) is paid an annual director’s fee of $25,000, of which $12,500 is paid in cash and $12,500 is paid through the issuance of restricted stock. No director who is a full-time employee of the Corporation is paid an annual director’s fee. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. In addition, as of January 1, 2005, each director (other than any director that is employed by the Corporation) received as additional compensation a fee of $1,000 per meeting for attendance at each meeting of the Board, a fee of $1,500 per meeting for attendance at a meeting of a Committee of the Board by the chairperson of that Committee, and a fee of $1,000 per meeting for attendance at a meeting of a Committee of the Board by a member of that Committee.

Effective as of July 1, 2006, the compensation structure of the Board of Directors will change as follows. The Chairman of the Board of Directors will be paid an annual director’s fee of $60,000. Each director (other than the Chairman and any director that is employed by the Corporation) will be paid an annual director’s fee of $35,000. In addition, all directors (other than any director that is employed by the Corporation) will receive an annual grant of 2,500 shares of restricted stock of the Corporation. No director who is a full-time employee of the Corporation is paid an annual director’s fee. The Chairman of the Audit Committee of the Board of Directors will receive an annual retainer of $7,500, and each member of that Committee will receive an annual retainer of $5,000. The Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an annual retainer of $5,000, and each member of each of these Committees will receive an annual retainer of $3,000. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any director that is employed by the Corporation) will receive as additional compensation a fee of $1,500 per meeting for attendance at each meeting of the Board and for attendance at each meeting of a Committee of the Board. In conjunction with this modification of the compensation structure of the Board of Directors, the Compensation Committee hired a third party consultant to examine director compensation. The consultant examined nationwide surveys to compare the director compensation of peer companies. The Compensation Committee used this data to determine the adjustments to the Corporation’s directors compensation.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with the chairman or with the non-management directors as a group may do so by writing to Chairman of the Board of Directors, KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation’s equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2005 through March 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon recommendation by the Audit Committee, has appointed KPMG LLP as independent registered public accounting firm to examine the financial statements of the Corporation for the fiscal year ending March 31, 2007 and to perform other appropriate accounting services.

A proposal will be presented at the Annual Meeting to ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent registered public accounting firms will be considered by the Board of Directors upon recommendation by the Audit Committee.

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

OTHER BUSINESS

At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation’s management.

SECURITY OWNERSHIP

As of June 9, 2006, the Corporation’s issued and outstanding Common Stock consisted of 86,998,332 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the Corporation’s Chief Executive Officer, four other most highly compensated executive officers, the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of June 9, 2006. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Class
Per-Olof Loof (1)(2)	37,500	*
Dennis R. Constantine (1)	0	*
David E. Gable (1)(3)	101,314	*
J. Kelly Vogt (1)(4)	90,000	*
Larry C. McAdams (1)(5)	91,304	*
Maureen E. Grzelakowski(1)	1,929	*
Charles E. Volpe (1)	10,032	*
E. Erwin Maddrey, II (1)	5,929	*
Joseph D. Swann (1)	1,929	*
Frank G. Brandenberg (1)	3,858	*
Gurminder S. Bedi (1)(6)	0	*
Robert G. Paul (7)	0	*
All Directors and Executive Officers as a group (12 persons)	343,795	*
Brandes Investment Partners, L.P. (8)	7,692,613	8.84
FMR Corp. (9)	6,045,672	6.95
Dimensional Fund Advisors Inc. (10)	7,539,061	8.67

*                    Less than one percent.

(1)          The address of these individuals is c/o KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.

(2)          Represents a grant of restricted stock of 50,000 shares with a net share settlement of 12,500 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(3)          The amount shown includes 95,000 shares subject to currently exercisable options.

(4)          The amount shown includes 90,000 shares subject to currently exercisable options.

(5)          The amount shown includes 85,000 shares subject to currently exercisable options.

(6)          Mr. Bedi was named as a Director in May 2006.

(7)          Mr. Paul is named in this Proxy Statement as a nominee for Director.

(8)          The address of Brandes Investment Partners, L.P. is 11988 El Camino Real, Suite 500, San Diego, California 92130.

(9)          The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(10)   The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table specifies the components of the compensation packages for the Corporation’s chief executive officer and the Corporation’s four other most highly compensated executive officers (the “named executives”) for the fiscal years ended March 31, 2006, 2005 and 2004.

				Securities
				Underlying	All Other
		Annual Compensation		Option	Compensation
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)(2)	Awards(#)(3)	($)(4)
Per-Olof Loof (5)	2006	$432,286	$1,080,000	500,000	$107,790
Chief Executive Officer	2005 2004	— —	— —	— —	— —

Dennis R. Constantine (6)	2006	245,455	266,250	100,000	14,146
Senior Vice President and	2005	—	—	—	—
Chief of Staff	2004	—	—	—	—

David E. Gable	2006	255,000	219,938	100,000	31,703
Senior Vice President and Chief	2005	250,833	0	35,000	20,864
Financial Officer	2004	187,292	0	20,000	7,722

J. Kelly Vogt	2006	246,000	206,025	60,000	19,195
Senior Vice President, Global Sales	2005 2004	243,333 220,000	0 0	30,000 20,000	17,442 1,532

Larry C. McAdams	2006	208,000	139,360	50,000	30,366
Vice President, Human Resources	2005 2004	204,500 187,000	0 0	25,000 20,000	24,857 14,250

(1)          Includes $23,760, $43,750, $22,950, $25,830 and $11,700 in fiscal year 2006 deferred by Messrs. Loof, Constantine, Gable, Vogt and McAdams, respectively, $53,146, $29,200 and $15,338 in fiscal year 2005 deferred by Messrs. Gable, Vogt and McAdams, respectively, $12,034, $13,913 and $11,921 in fiscal year 2004 deferred by Messrs. Gable, Vogt and McAdams, respectively.

(2)          Pursuant to Corporation policy, bonuses for a fiscal year are paid in May of the following fiscal year.

(3)          All stock option grants were made pursuant to the Corporation’s 1992 Key Employee Stock Option Plan, the 1995 Executive Stock Option Plan or the 2004 Long-Term Equity Incentive Plan.

(4)          Represents payments made by the Corporation for the named executives pursuant to a 401(k) account and personal investment account, imputed income from Corporation-funded group term life insurance policies, imputed income for personal use of company car/car allowance and financial services. For Mr. Loof, this amount includes $75,000 in fiscal year 2006 for moving expenses. For Mr. Gable, this amount includes $900 for two months in fiscal year 2006 for a club membership. For Messrs. Vogt and McAdams, this amount includes $4,740 and $1,084, respectively, in fiscal year 2005 for club memberships.

(5)          Mr. Loof joined the Corporation and became its Chief Executive Officer effective as of April 4, 2005.

(6)          Mr. Constantine joined the Corporation and became its Senior Vice President effective as of June 7, 2005.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted during the fiscal year ended March 31, 2006 to the named executives.

	Individual Grants
	Number of				Potential Realizable
	Securities	% of Total			Value at Assumed
	Underlying	Options			Annual Rates of Stock
	Options	Granted to	Exercise		Price Appreciation
	Granted	Employees in	Price	Expiration	for Option Term
Name	(#)(1)(2)	Fiscal Year	($/SH)	Date	5%($)(3)	10%($)(3)
Per-Olof Loof	500,000	30.0%	$8.05	4/14/15	$2,531,300	$6,414,800
Dennis R. Constantine	50,000	3.0%	$6.76	6/07/15	$212,600	$538,700
	50,000	3.0%	$6.82	6/21/15	$214,500	$543,500
David E. Gable	100,000	6.0%	$6.82	6/21/15	$428,900	$1,086,900
J. Kelly Vogt	60,000	3.6%	$6.82	6/21/15	$257,300	$652,200
Larry C. McAdams	50,000	3.0%	$6.82	6/21/15	$214,500	$543,500

(1)          These options were granted under the KEMET Corporation 2004 Long-Term Equity Incentive Plan to acquire shares of Common Stock.

(2)          These options were granted at fair market value at the time of the grant and are generally not exercisable until one year after grant.

(3)          The potential realizable value of the options, if any, granted in fiscal year 2006 to each of these officers was calculated by multiplying those options by the excess of (a) the assumed market value of the Common Stock if the market value of Common Stock were to increase 5% or 10% in each year of the option’s 10-year term, over (b) the base price shown. This calculation does not take into account any taxes or other expenses which might be owed. The 5% and 10% assumed appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the Common Stock will appreciate at these rates or at all.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning the value of unexercised stock options held by the named executives as of March 31, 2006.

Name	Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/ Unexercisable		Value of Unexercised In-The-Money Options At FY-End($) Exercisable/ Unexercisable
Per-Olof Loof	—	—	0	500,000	$0	/	$710,000
Dennis R. Constantine	—	—	0	100,000	$0	/	$268,000
David E. Gable	—	—	95,000	100,000	$64,250	/	$265,000
J. Kelly Vogt	—	—	90,000	60,000	$55,700	/	$159,000
Larry C. McAdams	—	—	85,000	50,000	$47,150	/	$132,500

Compensation Committee Interlocks and Insider Participation

The current members of the Corporation’s Compensation Committee are Messrs. Swann, Bedi and Volpe. No officers of the Corporation serve on the Compensation Committee.

Defined Benefit Plan

The Corporation previously maintained a noncontributory defined benefit plan (the “Defined Benefit Plan” or the “Plan”) for all U.S. employees in active employment with the Corporation on or after April 27, 1987, who met certain minimum service requirements. The Corporation suspended benefits under the Defined Benefit Plan effective July 1, 2003, and the Defined Benefit Plan was terminated effective March 1, 2004. In conjunction with the termination of the Plan, Messrs. Gable, Vogt, and McAdams received a one-time, cash settlement payment representing the value of their vested benefit at the time of the Plan termination of $22,271, $95,794 and $134,437, respectively.

Termination Benefits

In July 2005, the Corporation entered into Change in Control Severance Compensation Agreements (the “Agreements”) with Messrs. Loof, Constantine, Gable, Vogt and McAdams and certain other officers and key employees. The Agreements were a result of a determination by the Board of Directors that it was important and in the best interests of the Corporation and its shareholders to ensure that, in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. These agreements expire in July 2008.

For purposes of the Agreements, a “change in control” includes (i) the acquisition by any person of 15% or more of the Corporation’s voting securities, (ii) persons who were directors of the Corporation on the date of the Agreements ceasing to constitute a majority of the Board, unless the new directors were approved by a majority vote of the continuing directors, (iii) a consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s Common Stock would be converted into cash, securities or other property, other than a transaction in which at least 50% of the shares of the surviving corporation are held by the Corporation’s stockholders and the proportionate ownership of the Common Stock of the surviving corporation remains substantially unchanged, or (iv) a shareholder-approved plan or proposal for the complete liquidation or dissolution of the Corporation.

Benefits are payable under the Agreements only if a change in control has occurred and thereafter the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefits to be provided to the named officers (other than Mr. Constantine) under the Agreements are (i) a lump sum payment equal to three years’ compensation (base salary plus annual target incentive bonus), and (ii) continued participation in the Corporation’s employee benefit programs or equivalent for three years following termination. The principal benefits to be provided to Mr. Constantine under his Agreement are (i) a lump sum payment equal to two years’ compensation (base salary plus annual target incentive bonus), and (ii) continued participation in the Corporation’s employee benefit programs or equivalent for two years following termination.

The Agreements are not employment agreements, and do not impair the right of the Corporation to terminate the employment of the officer with or without cause prior to a change in control or absent a potential or pending change in control, or the right of the officer to voluntarily terminate his employment.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is pleased to present its report on executive compensation. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. This Compensation Committee report documents the components of the Corporation’s executive officer compensation programs and describes the bases upon which compensation will be determined by the Compensation Committee with respect to the executive officers of the Corporation, including the named executives. This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee hired a third party consultant to examine the total cash and equity components of the compensation package that the Corporation provides to its executives to determine if such compensation was competitive. The consultant examined nationwide surveys in areas where the Corporation competes for executive talent to compare the base salaries, bonuses, and stock options to those of peer companies. The Compensation Committee used this data to make adjustments to executive compensation to achieve the Corporation’s overall goals.

Compensation Philosophy.   These compensation and reward philosophies have been designed to support the Corporation’s core culture and business beliefs and strategies. In summary, these philosophies and guidelines support a compensation and reward program that:

•       Attracts and retains the talent and skill level needed to grow the organization with a focus on international presence.

•       Supports the financial objectives of the organization.

•       Allows flexibility in design and administration to support the ever-changing electronics industry.

•       Provides an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location.

•       Provides a structure that is internally fair and equitable for the skill level achieved and quality of work performed.

•       Adheres to all federal and state laws regarding compensation.

This document should be referenced, monitored, and revised to ensure that it continues to support the Corporation’s culture and business objectives.

Compensation and Reward Philosophy

Based on the Corporation’s cultural values and business objectives, a Compensation and Reward Philosophy has been developed. This philosophy will be used when analyzing or developing current and future compensation programs designed to recognize and to be sensitive to both the variety and scope of services offered.

General Overview

The Corporation’s compensation and reward program is designed to attract and retain the talent needed for the current and future success of the organization.

•       Pay ranges will be competitive against the specific discipline, recruiting market, and skill required to meet positions specifications.

•       Compensation structures will support the Corporation’s need for a flexible and adaptable workforce.

•       Differences between individual base pay will be based on objective performance and applied skill criteria.

•       Individual performance will be evaluated, and Pay for Performance will govern all base salary increases.

•       Variable (incentive) compensation, where appropriate, will be considered for rational business reasons.

•       All compensation programs will be funded through increased productivity, increased revenue, and/or cost reductions.

•       Variable (incentive) compensation rewards can be team or individual performance based. Award criteria will be statistically measurable and directly tied to the Corporation’s business and strategic plan.

•       Total compensation expense will be managed in a fiscally responsible manner.

•       The compensation system, or any part thereof, is subject to change or deletion as deemed necessary by management of the Corporation.

The Human Resource organization is responsible for the administration of all compensation and reward programs. Policies and procedures will be developed, published, and administered by the Human Resource organization.

Two (2) major components of compensation are specifically addressed in this Compensation and Reward Philosophy:

•       Base salary (fixed pay)

•       Variable pay (incentive compensation)

Base Salary (Fixed Pay)

The Corporation will maintain a base salary structure that is a core component of the compensation program.

•       Position Evaluation

The Corporation will evaluate positions based on the external market value, skills, and responsibilities of a specific position. Each position will be compared with similar positions within the Corporation and their market value to arrive at its relative ranking and value within the organization.

•       Salary Ranges

The Corporation will develop and maintain a standard pay range structure based on an external market analysis of benchmark positions. Variations to this standard may exist for specific job families for rational business reasons. Pay ranges will be reviewed periodically and adjustments made, as needed and within financial capabilities, based on the market movement of benchmark positions.

•       Base Salary Increases

Individuals can move through their pay ranges based on individual performance, skill development, and/or exhibited competencies needed for the position. Base pay may also be adjusted based on external market conditions or for promotions to positions of greater responsibility. Base pay increases will be managed in a fiscally responsible manner and are not guaranteed.

•       Performance Reviews

Performance reviews will be performed each year on all employees. Performance review results are a factor in determining increases in compensation.

•       International Compensation

All compensation components will reflect the Corporation’s international focus and provide for country national, third country national, and expatriate compensation considerations.

Variable Compensation

The Corporation believes that compensation should be tied to individual, team, and/or organizational performance.

The Corporation encourages variable compensation as the preferred vehicle for performance rewards.

Variable compensation plans must be for rational business reasons and approved by management of the Corporation.

Variable compensation plans must:

•       Support the Corporation’s core values and business objectives.

•       Accomplish desired performance/business results.

•       Be financially affordable with rewards funded through increased productivity, revenues, and/or decreased cost.

•       Reflect corporate performance (weighted at 80% of the reward) and individual performance (weighted at 20% of the performance reward).

Market Competitiveness

The Corporation’s goal is to attract and retain talented individuals who will help the organization meet its business objectives and lead the organization through the changes it will be facing over the next several years. Staff salaries should be competitive with the marketplace and adjusted as deemed appropriate by management of the Corporation.

While all positions may have an incentive component to their compensation structure, professional staff and management positions may have structures that are more heavily influenced by variable compensation and consistent with the organization’s strategic and tactical business goals.

The goal of the Corporation is to have compensation and reward structures that project the following competitive posture:

Position	BASE SALARY STRUCTURE	Total Annual Cash	Total Direct Compensation
Hourly, Clerical, and Administrative Support	Median	50th to 60th Percentile	50th to 60th Percentile
Staff Professionals and Department Heads	Median	50th to 60th Percentile	50th to 60th Percentile
Senior Management	Median	60th to 75th Percentile	60th to 75th Percentile

Compensation of Chief Executive Officer.   Effective April 4, 2005, Per-Olof Loof was named as the Corporation’s Chief Executive Officer. The Compensation Committee set Mr. Loof’s base salary at $432,000 for fiscal year 2006. Mr. Loof was also eligible to receive an annual bonus pursuant to the Executive Bonus Plan based on the Corporation’s achievement of EBDAIT goals. The Multiplier for Mr. Loof’s annual bonus ranged from 0 if the Corporation achieved less than 100% of the target EBDAIT (except that in fiscal year 2006 the multiplier will be 0.5 if EBDAIT is less than 100%) to 2.5 if the Corporation achieved EBDAIT that is 127.5% or greater than the target. Mr. Loof’s actual bonus for fiscal year 2006 (which was paid in May 2006) was $1,080,000. In addition, the Corporation (i) granted options to purchase 500,000 shares of Common Stock to Mr. Loof under the 2004 Long-Term Incentive Plan, which options were subject to performance based vesting or vesting in the event of a change in control, and (ii) agreed to grant 200,000 shares of restricted stock to Mr. Loof in four equal annual installments with the first such grant occurring on April 4, 2006, which shares of restricted stock will be vested upon grant thereof. In addition, the grant dates of the shares of restricted stock will accelerate upon a change in control of the Corporation. Other components of Mr. Loof’s compensation include an automobile allowance in the amount of $2,700 per month, membership in a local dining club and tax preparation services not to exceed $2,500 in any fiscal year. Mr. Loof was also paid relocation expenses during fiscal year 2006 in the amount of $75,000.

Effective April 1, 2006, the Compensation Committee modified Mr. Loof’s compensation package as follows. His annual base salary for the fiscal year ending March 31, 2007 (“FY2007”) was established at $552,000. An annual bonus plan based upon the achievement of certain target financial metrics for FY2007 has been established. Mr. Loof has the potential to receive a bonus of up to 100% of his annual base salary (the “Target Bonus”), which is subject to a multiplier equal to 2.0 times the Target Bonus, in each case if the target financial metrics are met or are exceeded by defined parameters. (The maximum bonus payable for FY2007 is, therefore, 2.0 times Mr. Loof’s annual base salary.)  In 2005 the Corporation’s executive management team was provided a stock option grant for a two year period (fiscal year 2006 and fiscal year 2007). Because Mr. Loof did not participate in this grant, the Compensation Committee determined that it was appropriate to provide Mr. Loof with a one year incentive opportunity to more closely align the elements of his compensation package with those of the executive management team. Accordingly, a grant of up to 50,000 shares of restricted stock for the achievement of certain non-quantitative achievements during FY2007 was included in Mr. Loof’s FY2007 compensation package. The previously issued stock option grant in April 2005 was restructured to remove the vesting that would otherwise have occurred upon a change in control of the Corporation. The existing performance based measurement criteria that would trigger vesting of the options remains unchanged.

The Omnibus Budget Reconciliation Act of 1994, signed by President Clinton on April 10, 1993, added Section 162(m) to the Internal Revenue Code of 1986, as amended. That Section limits the deductibility of compensation paid or accrued by the Corporation to the five most highly compensated employees in excess of $1,000,000, unless certain forms of compensation meet certain performance or other criteria mandated by law. The Compensation Committee structured the Executive Bonus Plan, approved by the Corporation’s stockholders at the 1996 Annual Meeting, to comply with these tax law requirements, and believes that compensation under the Executive Bonus Plan will be deductible for federal income tax purposes.

Summary.   After its review of all existing programs, the Compensation Committee continues to believe that the total compensation program for executives of the Corporation is focused on increasing values for stockholders and enhancing corporate performance. In particular, the Compensation Committee feels that providing a high proportion of compensation in the form of an annual bonus based on achieving certain targets based on the annual business budget will enhance corporate performance. The Compensation Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through the 1995 Executive Stock Option Plan, the 2004 Long-Term Equity Incentive Plan and through direct stock ownership. The Compensation Committee believes that executive compensation levels of the Corporation are competitive with the compensation programs provided by other Corporations with which the Corporation competes. The foregoing report has been approved by all members of the Compensation Committee.

COMPENSATION COMMITTEE
Joseph D. Swann, Chairman
Gurminder S. Bedi
Charles E. Volpe

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Corporation including the matters in written disclosures required by the Independence Standards Board Number 1 and considered the compatibility of non-audit service with the auditors’ independence.

For the fiscal year 2006 audit, the Audit Committee discussed with the Corporation’s independent registered public account firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Corporation’s internal controls over financial reporting and the overall quality of the Corporation’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for fiscal year 2006 be included in the Annual Report on Form 10-K for the year ended March 31, 2006 for filing with the SEC.

AUDIT COMMITTEE E. Erwin Maddrey, II, Chairman Gurminder S. Bedi Maureen E. Grzelakowski

Audit, Financial Information System Design and Implementation and Other Fees

Fees Paid to KPMG LLP.   The aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal years ended March 31, 2005 and 2006 and the reviews of the financial statements included in the Corporation’s Forms 10-Q for the fiscal years then ended were $982,027 and $1,406,243, respectively.

There were no fees billed for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by KPMG LLP for the fiscal years ended March 31, 2005 and 2006.

The aggregate fees billed for assurance and related professional services rendered in the fiscal years ended March 31, 2005 and 2006 by KPMG LLP that are reasonably related to the performance of the services described above under the heading “Audit Fees” were $36,600 and $374,795, respectively. In fiscal year 2006, these services related primarily to due diligence procedures in connection with the purchase of the tantalum business unit of EPCOS AG (which closed on April 13, 2006). In fiscal year 2005, these services related primarily to audits of employee benefit plans.

The aggregate fees billed for professional services rendered by KPMG LLP in the fiscal years ended March 31, 2005 and 2006 for tax compliance, tax advice and tax planning were $400,000 and $55,867, respectively.

The aggregate fees billed for services rendered by KPMG LLP, other than for the services described under the headings “Audit Fees,” “Financial Information Systems Design and Implementation Fees,” “Audit-Related Fees” and “Tax Fees” above for the fiscal years ended March 31, 2005 and 2006 were $-0- and $-0-, respectively.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit Policies provide for pre-approval of all audit, audit-related and tax services and, in addition, individual engagements must be separately approved. These policies authorize the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

PERFORMANCE GRAPH

The following graph compares the Corporation’s cumulative total stockholder return for the past five fiscal years, beginning on April 1, 2001, with The Nasdaq Stock Market (National Market) Index and a peer group (the “Peer Group”) comprised of certain companies which manufacture capacitors and with which the Corporation generally competes. The Peer Group is comprised of AVX Corporation, Thomas & Betts Corp. and Vishay Intertechnology, Inc.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG KEMET CORPORATION,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON APRIL 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING MARCH 31, 2006

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 2007 Annual Meeting, which is expected to be held on July 25, 2007, must be received by the Corporation no later than February 21, 2007. In addition, the Corporation’s By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must comply with such procedures. Any such proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Corporation at the address below.

ADDITIONAL INFORMATION

This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. In addition, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Corporation’s Corporate Governance Guidelines and Code of Business Conduct, are available for viewing at the Corporation’s website (www.kemet.com) or upon written request directed to the Secretary of the Corporation. Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

By order of the Board of Directors

Michael W. Boone
Secretary

KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 26, 2006

DETACH HERE

SOLICITED BY THE BOARD OF DIRECTORS

KEMET CORPORATION

P.O. BOX 5928
GREENVILLE, SOUTH CAROLINA 29606

2006 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints PER-OLOF LOOF and DAVID E. GABLE, and each of them, proxies, with full power of substitution and revocation, acting by a majority of those present and voting or, if only one is present and voting then that one, to vote the stock of KEMET Corporation which the undersigned is entitled to vote, at the 2006 Annual Meeting of Stockholders scheduled to be held July 26, 2006, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side.

Your shares will be voted as directed herein. If the proxy is signed and no direction is given for any item, it will be voted FOR the nominees listed and FOR Item 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign. Full title of one signing in representative capacity should be clearly designated after signature.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

1

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

KEMET CORPORATION

1.	Election of three Directors.
	Nominee:	(01) Gurminder S. Bedi	(Term expires in 2009)
		(02) Per-Olof Loof	(Term expires in 2009)
		(03) Robert G. Paul	(Term expires in 2007)

		FOR	WITHHELD
		THE	FROM THE
		NOMINEE	NOMINEE
		☐	☐

For all nominee(s) except as written above

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending March 31, 2007.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please be sure to sign and date this Proxy.

Signature:
Date:
Signature:
Date:

2